Exhibit 99.1

JOINT FILING AGREEMENT

September 17, 2013

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the foregoing Schedule 13G dated September 17, 2013 (the “Schedule”), relating to the common shares of White Mountain Insurance Group, Ltd. (“Common Shares”), is being filed with the Securities and Exchange Commission on behalf of each of them.

The undersigned hereby further agree to prepare jointly and to file timely (or otherwise to deliver, as appropriate) all amendments to the Schedule (“13G filings”) with respect to their respective ownership of Common Shares, and each of them mutually covenants to the others that they will fully cooperate with each other in the preparation and timely filing of all such 13G filings.

This Joint Filing Agreement may be signed in one or more counterparts.

IN WITNESS WHEREOF, the parties hereto have executed this Joint Filing Agreement as of the date first written above.

The Estate of John J. Byrne, Deceased

by:	/s/ George J. Gillespie, III
	Name:	George J. Gillespie, III
	Title:	Executor

John J. Byrne Revocable Trust

by:	/s/ George J. Gillesie, III
	Name:	George J. Gillespie, III
	Title:	Trustee

/s/ George J. Gillespie, III
George J. Gillespie, III